NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Senior Vice President and CFO	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors	John O. Ambler	(713) 513-9513

AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
MONDAY, MARCH 19, 2007

GROUP 1 AUTOMOTIVE APPOINTS PHILIP W. BRES
AS VICE PRESIDENT OF VARIABLE OPERATIONS

HOUSTON, March 19, 2007 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced the appointment of Philip W. Bres as vice president of variable operations effective March 5.

Bres, 57, will be responsible for implementing initiatives to drive marketing and sales efficiencies. He will report directly to Randy L. Callison, Group 1’s senior vice president of operations and corporate development.

Bres has more than 25 years of automotive industry expertise. After beginning his career with an import manufacturer, he has held a variety of positions in sales management, operations and consulting at various large dealer groups and individual dealerships. Most recently he served as principal of AutoCareers.com, an online placement service for automotive retail personnel.

“We are fortunate to welcome an automotive retailing veteran of Phil’s caliber to our management team,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “His distinct blend of experience will allow us to enhance our used car sales initiatives, improve customer communications and examine how our dealerships leverage the Internet.”

Bres earned a bachelor’s degree in marketing from Lamar University and an M.B.A. in business from Stephen F. Austin University.

About Group 1 Automotive, Inc.
Group 1 owns and operates 104 automotive dealerships, 143 franchises, and 28 collision service centers in the United States and three dealerships, six franchises and two collision centers in the United Kingdom that offer 33 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.